CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated April 15, 1996, on the financial statements VICORP Restaurants, Inc. Employees' Profit Sharing Plan, which is incorporated by reference in VICORP Restaurants, Inc.'s Form 10-K/A amendment dated April 15, 1996, to its Form 10-K report for the year ended October 31, 1995. It should be noted that we have not audited any financial statements of VICORP Restaurants, Inc. subsequent to October 31, 1995, or performed any audit procedures subsequent to the date of our report.


           ARTHUR ANDERSEN LLP

Denver, Colorado,
April 15, 1996.